Exhibit 99.1

PartnerRe Announces Definitive Sale Agreement with

EXOR for $6.9 Billion

Transaction Represents a 23% Premium to PartnerRe’s Last Unaffected Stock Price
as of January 23, 2015

Agreement Includes “Go-Shop” Period to Solicit Competing Offers

PartnerRe Terminates Amalgamation Agreement with AXIS Capital and Cancels Special Meeting of Shareholders Scheduled for August 7, 2015

PEMBROKE, Bermuda – August 3, 2015 – PartnerRe Ltd. (“PartnerRe”) (NYSE:PRE) today announced that it has reached a definitive agreement with EXOR S.p.A. (EXOR) under which EXOR will acquire all of the outstanding common shares of PartnerRe for an all-cash consideration of $140.50 per share, including a special pre-closing dividend of $3.00 per share, for a total transaction value of approximately $6.9 billion. The agreement is not subject to due diligence and is not conditioned on financing.

PartnerRe Chairman Jean-Paul Montupet stated, “We are pleased to reach this agreement with EXOR, which we believe is in the best interest of our shareholders. Since EXOR made its initial offer to acquire the Company in April, 2015, the PartnerRe Board has been focused on maximizing value for our shareholders while positioning PartnerRe for long-term success. We have carefully and thoroughly evaluated each development over the past several months, and believe that this thoughtful and deliberate approach was critical to delivering a transaction that represents a significant improvement in the price and terms of EXOR’s original proposal. Importantly, EXOR is committed to ensuring that the unique culture, brand and business that our dedicated employees have successfully built over the past 20 years remain intact.”

Terms of the Transaction

PartnerRe Common Shareholders

EXOR will acquire all of the outstanding shares of PartnerRe for $137.50 per share in cash. PartnerRe common shareholders will also receive a special pre-closing dividend of $3.00 per share in addition to ordinary quarterly dividends through closing.

PartnerRe Preferred Shareholders

If PartnerRe obtains a ruling from the Internal Revenue Service (“IRS”) prior to closing that the exchange of existing PartnerRe preferred shares for new preferred shares with an enhanced dividend rate and extended call date will not be treated as “fast-pay stock” for U.S. federal income tax purposes, PartnerRe will launch an exchange offer for PartnerRe’s preferred shares pursuant to which PartnerRe preferred shareholders will receive newly issued preferred shares reflecting a 100 basis point increase in the current dividend rate, subject to certain exceptions contained in the existing preferred shares, an extended call date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, and a restriction on payment of dividends on common shares to an amount not exceeding 67% of net income until December 31, 2020. The terms of the newly issued preferred shares would be otherwise identical in all material respects to the applicable existing PartnerRe preferred shares.

If PartnerRe does not obtain a ruling prior to closing, EXOR has agreed to pay, in lieu of the 100 basis point increase, $42.7 million in cash, in aggregate to record holders of PartnerRe preferred shares as of the effective time. In addition to this $42.7 million cash payment, pursuant to an exchange offer, PartnerRe preferred shareholders will receive newly issued preferred shares reflecting, subject to certain exceptions contained in the existing preferred shares, an extended call date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021 and a restriction on payment of dividends on common shares to an amount not exceeding 67% of net income until December 31, 2020. The terms of the newly issued preferred shares would be otherwise identical in all material respects to the applicable existing PartnerRe preferred shares.

“Go Shop”

The agreement with EXOR includes a "go-shop" period, during which the PartnerRe Board will actively solicit and evaluate any competing offers and is permitted to enter into negotiations related to any proposals received prior to September 14, 2015, in each case subject to customary restrictions. There can be no assurance that this process will result in a superior proposal.

Delivering Shareholder Value and Certainty

Over the past three years the PartnerRe Board has carefully analyzed the challenges facing the reinsurance industry. During this time, the PartnerRe Board and management team actively considered various strategic options and a range of potential transactions, ultimately leading to the amalgamation agreement announced on January 25, 2015 with AXIS Capital Holdings Limited (“AXIS Capital”; NYSE:AXS). Since then, and following EXOR’s initial proposal in April, 2015, the PartnerRe Board has managed to negotiate significant enhancements to EXOR’s initial proposal, including:

•	An aggregate increase in cash consideration of $10.50 per common share

•	Significant potential enhancements to the terms of the preferred shares

•	Material improvements to the terms of EXOR agreement designed to deliver greater closing certainty for PartnerRe shareholders, including a partial reimbursement of the AXIS Capital termination fees of $225 million if EXOR fails to obtain required transaction approvals within one year or if there are other non-appealable legal prohibitions to closing, commitments from parties required to make regulatory filings and a full guarantee of payment and certain other matters from EXOR’s parent company

•	A “Go Shop” provision that allows PartnerRe to solicit potentially superior proposals

After consultation with their respective outside legal counsel and financial advisors, the Boards of Directors of both PartnerRe and EXOR unanimously approved the transaction. The transaction is expected to close in the first quarter of 2016, subject to approval by PartnerRe shareholders, regulatory clearances and other customary closing conditions.

Termination of Transaction with AXIS Capital

In connection with the execution of the agreement with EXOR, PartnerRe and AXIS Capital have terminated their amalgamation agreement. Accordingly, AXIS Capital will receive $315 million from PartnerRe. As a result of the termination of the amalgamation agreement with AXIS Capital the Special Meeting of PartnerRe shareholders scheduled for August 7, 2015 has been cancelled.

PartnerRe headquarters will continue to be located in Bermuda, and it will have a strategic presence on five continents in 39 distinct geographic locations worldwide.

Credit Suisse and Lazard are acting as co-financial advisors and Davis Polk & Wardwell LLP and Appleby Global Services Limited are acting as legal counsel to PartnerRe.

About PartnerRe Ltd.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multi-line and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2014, total revenues were $6.5 billion. At June 30, 2015, total assets were $22.5 billion, total capital was $7.9 billion and total shareholders’ equity attributable to PartnerRe was $7.1 billion.

PartnerRe on the Internet: www.partnerre.com

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between PartnerRe Ltd. (“PartnerRe”) and Exor S.p.A. and certain of its affiliates (collectively, “EXOR”). In connection with this proposed business combination, PartnerRe and/or EXOR may file one or more proxy statements, proxy statement/prospectus or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, proxy statement/prospectus or other document PartnerRe and/or EXOR may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PARTNERRE ARE URGED TO READ THE PROXY STATEMENT(S), PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) of PartnerRe (if and when available) will be mailed to shareholders of PartnerRe. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by PartnerRe through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PartnerRe will be available free of charge on PartnerRe’s internet website at http://www.partnerre.com or by contacting PartnerRe’s Investor Relations Director by email at robin.sidders@partnerre.com or by phone at 1-441-294-5216.

Participants in Solicitation

PartnerRe, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of PartnerRe is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 1, 2014, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which was filed with the SEC on July 31, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on January 29, 2015, May 16, 2014 and March 27, 2014.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between PartnerRe and EXOR are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “illustrative,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,”

“potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about PartnerRe and EXOR, may include projections of their respective future financial performance, their respective anticipated growth strategies and anticipated trends in their respective businesses. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risk factors set forth in PartnerRe’s most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

• the failure to obtain the approval of shareholders of PartnerRe in connection with the proposed transaction;

• the failure to consummate or delay in consummating the proposed transaction for other reasons;

• the timing to consummate the proposed transaction;

• the risk that a condition to closing of the proposed transaction may not be satisfied;

• the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; and

• the diversion of management time on transaction-related issues.

PartnerRe’s forward-looking statements are based on assumptions that PartnerRe believes to be reasonable but that may not prove to be accurate. PartnerRe cannot guarantee future results, level of activity, performance or achievements. Moreover, PartnerRe assumes no responsibility for the accuracy and completeness of any of these forward-looking statements. PartnerRe assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PartnerRe Ltd. Contacts:

Investor Contact: Robin Sidders
robin.sidders@partnerre.com

(441) 294-5216

or

Media Contact: Celia Powell
celia.powell@partnerre.com

(441) 294-5210

or

Sard Verbinnen & Co
Drew Brown/Robin Weinberg

(212) 687-8080